Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-192049 on Form F-3 and No. 333-147644 on Form S-8 of Hanwha Q CELLS Co., Ltd. of our report dated April 25, 2016, with respect to the consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows of Hanwha Q CELLS Investment Co., Ltd. for the year ended December 31, 2014, which report appears in this annual report for the year ended December 31, 2016 on Form 20-F of Hanwha Q CELLS Co., Ltd.

/s/ KPMG AG Wirtschaftsprüfungsesellschaft

Leipzig, Germany

April 28, 2017